Exhibit 99.1

Media Relations Contact:
Brian Ziel (408.658.1540)
brian.ziel@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES SELECTED PRELIMINARY FISCAL

FOURTH QUARTER 2012 FINANCIAL RESULTS

CUPERTINO, CA — July 5, 2012 — Seagate Technology plc (NASDAQ: STX) today announced selected preliminary financial results for its fourth fiscal quarter of 2012, which ended on June 29, 2012.

Seagate expects to report record revenue of approximately $4.5 billion and non-GAAP gross margin of 33.6%. These preliminary results compare to the Company’s previous expectations for revenue of at least $5 billion and non-GAAP gross margin of at least 34.5%.

Seagate expects to report record unit shipments for the June quarter of approximately 66 million, reflecting approximately 45 exabytes of storage capacity and maintaining approximately 42% market share. During the quarter the company paid $1.2 billion to redeem over 45 million ordinary shares and exited June with 396 million basic shares outstanding. Cash, cash equivalents, restricted cash and short term investments totaled $2.2 billion at the end of the June quarter.

“Seagate expects to report another record quarter of revenue in the June quarter, however we did not meet our expected revenue and margin plan,” said Steve Luczo, Seagate chairman and chief executive officer.

“The June quarter’s shortfall was due primarily to two factors. First, we did not achieve our planned market share growth as we reduced shipments in response to the competition’s faster than expected recovery from their supply chain disruption. Second, we experienced an isolated supplier quality issue that affected one of our enterprise product lines. This product issue impacted enterprise product unit shipments by approximately 1.5 million units and drove our non-GAAP gross margin below our targeted plan. While this disruption to our business was disappointing, we acted quickly and conservatively by suspending shipments of the affected products. We have resolved the issue and have resumed fulfilling our supply commitments to customers.”

Luczo continued, “Based on the macro-economic concerns indicated by a broad base of customers, we are approaching the September quarter conservatively and aligning our business for a relatively flat addressable market and modest improvements in our product mix. We are adjusting our production and inventory planning accordingly, and we expect average selling prices and margins to remain relatively stable in the September quarter. We also continue to expect to exit the calendar year with non-GAAP gross margins exceeding 30%.”

Full Fiscal Fourth Quarter 2012 Financial Results

Seagate will report full fiscal fourth quarter 2012 financial results on Monday, July 30, 2012 after the close of the market. A conference call for the investment community will take place at 2:00 p.m. Pacific Time. The conference call can be accessed online at www.seagate.com/investors.

A replay will be available beginning July 30 at 6:00 p.m. Pacific Time through August 6 at 8:59 p.m. Pacific Time. The replay can be accessed through Seagate’s website at www.seagate.com/investors.

About Seagate

Seagate is the world leader in hard disk drives and storage solutions. Learn more at www.seagate.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about our plans, strategies and prospects and estimates of industry growth for the fiscal quarter ending September 30, 2012 and beyond. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, the uncertainty in global economic conditions continues to pose a risk to the Company’s operating and financial performance as consumers and businesses may defer purchases in response to tighter credit and financial news. Such risks and uncertainties also include, but are not limited to, the impact of the variable demand and adverse pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; and possible excess industry supply with respect to particular disk drive products; the Company’s ability to achieve projected cost savings in connection with restructuring plans; and significant disruption to the industry supply chain due to the severe flooding throughout parts of Thailand. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and Form 10-K/A as filed with the U.S. Securities and Exchange Commission on August 17, 2011 and August 24, 2011 respectively, and in the Company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on April 30, 2012 which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Use of non-GAAP financial information

To supplement the preliminary financial information presented in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP measures of gross margin which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes non-GAAP results provide useful information to both management and investors as these non-GAAP results exclude certain expenses that the Company believes are not indicative of its core operating results and because it is consistent with the financial models and estimates published by financial analysts who follow the Company.

These non-GAAP results are some of the primary measurements management uses to assess the Company’s performance, allocate resources and plan for future periods. Reported non-GAAP results should only be considered as supplemental to results prepared in accordance with GAAP, and not considered as a substitute for, or superior to, GAAP results. These non-GAAP measures may differ from the non-GAAP measures reported by other companies in the Company’s industry.

For the Three Months Ended June 29, 2012

Preliminary GAAP gross margin	33.2%
Non-GAAP adjustment:
Amortization expense of other intangible assets and costs associated with the acquisition of Samsung’s HDD business	0.4%
Preliminary non-GAAP gross margin	33.6%